Exhibit 8.1


[LETTERHEAD OF WILMER CUTLER PICKERING HALE AND DORR LLP]


February 16, 2005


Franklin Street Properties Corp.
401 Edgewater Place
Suite 200
Wakefield, MA  01880-6210

      Re: Mergers pursuant to Agreement and Plan of Merger among Franklin Street Properties Corp., the four corporations listed on Exhibit A hereto and the four corporations listed on Exhibit B hereto.

Ladies and Gentlemen:

      This opinion is being delivered to you in connection with filing of the Consent Solicitation/ Prospectus on Form S-4 (the "Consent Solicitation") with the Securities and Exchange Commission on February 16, 2005, as amended through the date hereof, relating to the Agreement and Plan of Merger dated as of August 13, 2004 (the "Merger Agreement"), by and among Franklin Street Properties Corp., a Maryland corporation ("FSP Corp."), the four Delaware corporations listed on Exhibit A hereto (each, an "Acquisition Subsidiary" and, collectively, the "Acquisition Subsidiaries"), and the four other Delaware corporations listed on Exhibit B hereto (each, a "Target REIT" and, collectively, the "Target REITs"). Pursuant to the Merger Agreement, each Target REIT will merge with and into an Acquisition Subsidiary, and the separate existence of each Target REIT shall thereupon cease (each, a "Merger" and, collectively, the "Mergers"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to Wilmer Cutler Pickering Hale and Dorr LLP by FSP Corp. and the Acquisition Subsidiaries and each Target REIT containing certain representations of FSP Corp., the Acquisition Subsidiaries and each Target REIT relevant to this opinion (the "Representation Letters"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

      In our capacity as counsel to FSP Corp. in the Mergers, and for purposes of rendering this opinion, we have examined and relied upon the Merger Agreement and the exhibits thereto, the Representation Letters, the Consent Solicitation, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

      We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Mergers will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and

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Franklin Street Properties Corp.
February 16, 2005
Page 2


conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is, and at the Effective Time will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

      The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Mergers as well as the proper interpretation of other matters of law covered by our opinion, in each case, under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed after the Effective Time or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

      Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

      This opinion addresses only the specific United States federal income tax consequences set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Mergers or any other transaction (including any transaction undertaken in connection with the Mergers).

      On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that:

      1.    Each Merger will constitute a reorganization within the meaning of
            Section 368(a).

      2. To the extent that the matters discussed under the heading "Material United States Federal Income Tax Considerations" in the Consent Solicitation constitute matters of law, they are accurate in all material respects.

      No opinion is expressed as to any federal income tax consequence of the Mergers or any other matter except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

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Franklin Street Properties Corp.
February 16, 2005
Page 3


      This opinion is intended for the purpose of inclusion as an exhibit to the Consent Solicitation. It may not be relied upon for any other purpose and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Consent Solicitation and further consent to the use of our name in the Consent Solicitation in connection with references to this opinion and the tax consequences of the Mergers. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.


                                       Very truly yours,


                                       Wilmer Cutler Pickering Hale and Dorr LLP

                                       By: /s/ Robert D. Burke
                                           ---------------------------
                                           Robert D. Burke

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Franklin Street Properties Corp.
February 16, 2005
Page 4


                                    EXHIBIT A


MONTAGUE ACQUISITION CORP.
ADDISON CIRCLE ACQUISITION CORP.
ROYAL RIDGE ACQUISITION CORP.
COLLINS CROSSING ACQUISITION CORP.

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Franklin Street Properties Corp.
February 16, 2005
Page 5


                                    EXHIBIT B

FSP MONTAGUE BUSINESS CENTER CORP.
FSP ADDISON CIRCLE CORP.
FSP ROYAL RIDGE CORP.
FSP COLLINS CROSSING CORP.